TBS INTERNATIONAL LIMITED & SUBSIDIARIES                EXHIBIT 10.10

Date: as of March 26, 2009

RUSHMORE SHIPPING LLC,
as Owners

BEEKMAN SHIPPING CORP.,
as Charterers

-and-

TBS INTERNATIONAL LIMITED,
as Guarantor

_______________________________________________________

FIRST AMENDATORY AGREEMENT
______________________________________________________

Amending and Supplementing the Bareboat Charter Party dated as of January 24, 2007 in respect of the Panamanian registered and Philippine bareboat registered
LAGUNA BELLE

FIRST AMENDATORY AGREEMENT dated as of March 26, 2009 (this “Agreement”)

AMONG

(1)	RUSHMORE SHIPPING LLC, a Marshall Islands limited liability company, as owners (the “Owners”);

(2)	BEEKMAN SHIPPING CORP., a Marshall Islands corporation, as bareboat charterers (the “Charterers”); and

(3)	TBS INTERNATIONAL LIMITED, a Bermuda company, as guarantor (the “Guarantor”).

WITNESSETH THAT:

WHEREAS, the Owners, the Charterers and the Guarantor are parties to a bareboat charter party dated as of January 24, 2007 (the “Charter”);

WHEREAS, the obligations of the Charterers under the Charter are guaranteed by the Guarantor pursuant to Clause 53 of the Charter;

WHEREAS, as of the date hereof the Guarantor is in breach of its obligations under Clause 35(3)(a) of the Charter; and

WHEREAS, upon the terms and conditions stated herein, the parties hereto have agreed to:

(a)	waive the Guarantor’s breach of its obligations under Clause 35(3)(a) of the Charter; and

(b)	waive the requirements of Clause 35(3)(a) of the Charter with effect on and from the date hereof until 12:00 am on January 1, 2010.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1	DEFINITIONS

1.1	Defined terms. Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Charter.

2	BREACH, WAIVER AND AMENDMENT

2.1
Fee.  In consideration of payment by the Charterer of a fee to the Owner in an amount to be determined between the Owner and the Charterer and paid by the Charterer within 21 days of the date hereof, the Owner and the Charterer hereby agree to the following clauses 2.2 to 2.8 in respect of the Charter.

2.2	Breach of Clause 35(3)(a). The Guarantor acknowledges and agrees that, as of the date of this Agreement, it is in breach of Clause 35(3)(a) of the Charter.

2.3	Waiver of breach. The Owner hereby waives, as of the date hereof, the Guarantor’s breach of Clause 35(3)(a) of the Charter.

2.4	Amendment. Clauses 35(3)(a) and (b) of the Charter are amended and restated to read as follows:

“(a)	to be in compliance with:

(i)
the financial covenants set forth in Section 7.13 of the Credit Agreement dated July 31, 2006 (as amended or supplemented from time to time, the “Bank of America Credit Facility”) among the Guarantor and certain of its subsidiaries as borrowers, Bank of America, N.A., as Administrative Agent and a Lender, Citibank, N.A., as Syndication Agent and a Lender, Westlb AG New York Branch, as Documentation Agent and a Lender, Keybank, N.A. as a Lender, LaSalle Bank, National Association, as a Lender, North Fork Business Capital Corporation, as a Lender, and Webster Bank National Association, as a Lender, upon the terms and conditions of which a $140.0 million credit facility was made available to the Guarantor and certain of its subsidiaries; and

(ii)
clauses 10.2(h)(ii) and 10.2(i)(i) of the Loan Agreement dated as of January 16, 2008, as amended by the First Amendatory Agreement thereto dated as of March 23, 2009, among (i) Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp. and Whitehall Marine Transport Corp. as Borrowers, (ii) the Guarantor as Guarantor, (iii) the banks and financial institutions named therein as Lenders, (iv) DVB Group Merchant Bank (Asia) Ltd. as Facility Agent and Security Trustee, (v) The Governor and Company of the Bank of Ireland (“BOI”) as Payment Agent, (vi) DVB Bank AG, BOI and Natixis as Swap Banks and (vii) Mount Washington LLC as Arranger; and

(b)
to subordinate any and all claims of whatever nature which the Guarantor has or may hereafter have against the Charterer to any and all claims of whatever nature which the Owner has or may hereafter have against the Charterer during the Charter Period and until all Charter Party Obligations have been fulfilled.”

2.5
Temporary waiver of Clause 35(3)(a)(i).  The parties hereto agree to waive the requirements of Clause 35(3)(a)(i) of the Charter, as amended above, with effect on and from the date hereof until 12:00 am on January 1, 2010, provided that the Guarantor shall maintain the following between the date hereof and 12:00 am on January 1, 2010 (and for the avoidance of doubt the requirements of Clause 35(3)(a)(i) of the Charter, as amended above, shall be reinstated at 12:01 am on January 1, 2010 and shall be effective at all times thereafter):

(a)	at all times, cash and Cash Equivalents of not less than $40,000,000, to be tested on the last day of each month; and

(b)	a Consolidated Interest Charges Coverage Ratio of not less than 1.10 to 1.00 at June 30, 2009, 1.35 to 1.00 at September 30, 2009 and 1.75 to 1.00 at December 31, 2009.

For purposes of (a) and (b) above:

“Attributable Indebtedness” means, on any date:

(i)	in respect of any Capitalized Lease of any person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP;

(ii)
in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease; and

(iii)	all Synthetic Debt of such person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Guarantor or any of its Subsidiaries free and clear of all Security Interests (other than Security Interests created under the Finance Documents and other Security Interests permitted hereunder):

(i)
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(ii)
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (1) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (2) issues (or the parent of which issues) commercial paper rated as described in clause (iii) of this definition and (3) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(iii)
commercial paper issued by any person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(iv)
Investments, classified in accordance with GAAP as current assets of the Guarantor or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (i), (ii) and (iii) of this definition.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus the following to the extent deducted in calculating such Consolidated Net Income (and without duplication):

(i)	Consolidated Interest Charges;

(ii)	the provision for Federal, state, local and foreign income taxes payable;

(iii)	depreciation and amortization expense;

(iv)	net losses from the sales of Ships as permitted under this Agreement or vessels as permitted under the Bank of America Credit Facility; and

(v)
any noncash impairment charges incurred during each fiscal year of the Guarantor and its Subsidiaries ending December 31, 2008 and December 31, 2009 in respect of any of the Guarantor’s or its Subsidiaries’ goodwill and vessels (in each case of or by the Guarantor and its Subsidiaries for such Measurement Period), minus, to the extent included in calculating such Consolidated Net Income, all net gains from the sales of Ships as permitted under this Agreement or vessels as permitted under the Bank of America Credit Facility (in each case of or by the Guarantor and its Subsidiaries for such Measurement Period), provided that, to the extent characterized as interest on the income statements of the Guarantor and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by the Guarantor or any of its Subsidiaries, shall be excluded.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of:

(i)
all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP;

(ii)	all interest paid or payable with respect to discontinued operations; and

(iii)	the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP,

in each case, of or by the Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that, to the extent characterized as interest on the income statements of the Guarantor and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by the Guarantor or any of its Subsidiaries, shall be excluded.

“Consolidated Interest Charges Coverage Ratio” means, at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA, less (ii) the sum of Federal, state, local and foreign income taxes paid in cash for the most recently completed Measurement Period, to (b) Consolidated Interest Charges for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude:

(i)	extraordinary gains and extraordinary losses for such Measurement Period;

(ii)
the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Guarantor’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income; and

(iii)	any income (or loss) for such Measurement Period of such person if such person is not a Subsidiary,

except that the Guarantor’s equity in the net income of any such person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such Measurement Period to the Guarantor or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (ii) of this proviso).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Equity Interests” means, with respect to any person, all of the shares of capital stock of (or other ownership or profit interests in) such person, all of the warrants, options or other rights for the purchase or acquisition from such person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or acquisition from such person of such shares (or such other interests), and all of the other ownership or profit interests in such person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Finance Documents” has the meaning assigned such term in the Loan Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any person, any:

(i)
any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect,

(A)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation;

(B)
to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation;

(C)
to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(D)
entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(ii)
any Security Interest on any assets of such person securing any Indebtedness or other obligation of any other person, whether or not such Indebtedness or other obligation is assumed by such person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Security Interest).

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)
the maximum amount of all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii)	net obligations of such person under any Swap Contract;

(iv)
all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(v)
indebtedness (excluding prepaid interest thereon) secured by a Security Interest on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(vi)	all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such person and all Synthetic Debt of such person;

(vii)
all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such person or any other person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(viii)	all Guarantees of such person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Investment” means, as to any person, any direct or indirect acquisition or investment by such person, whether by means of (a) the purchase or other acquisition of Equity Interests of another person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another person that constitute a business unit or all or a substantial part of the business of, such person or (d) the acquisition or construction of a vessel.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Loan Agreement” means the Loan Agreement dated as of January 25, 2007 among Adirondack Shipping LLC and Rushmore Shipping LLC. as Borrowers, the banks and financial institutions named therein as Lenders and DVB Bank America N.V. as Facility Agent and Security Trustee.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Guarantor.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Permitted New Vessel Construction Indebtedness” means Indebtedness of Subsidiaries of the Guarantor that are not parties to the Bank of America Credit Facility in connection with the construction of multipurpose tweendeck or bulk carrier shipping vessels.

“Security Interest” has the meaning assigned such term in the Loan Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Synthetic Debt” means, with respect to any person as of any date of determination thereof, all obligations of such person in respect of transactions entered into by such person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such person and its subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Debtor Relief Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

2.6	References. Each reference in the Charter to “this Charter”, “hereunder”, “hereof”, “herein” or words of like import shall mean and refer to the Charter as amended hereby.

2.7
Effect of this Agreement.  Subject to the terms of this Agreement, with effect on and from the date hereof, the Charter shall be, and shall be deemed by this Agreement to have been, amended upon the terms and conditions stated herein and, as so amended, the Charter shall continue to be binding on each of the parties to it in accordance with its terms as so amended.

2.8
No other amendments or waivers.  Except as amended or waived hereby, all other terms and conditions of the Charter remain unchanged and the Charter is hereby ratified and confirmed.  Without limiting the foregoing, the Guarantor acknowledges and agrees that its guarantee under Clause 53 of the Charter remains in full force and effect.

3	MISCELLANEOUS

3.1	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, Clause 26.2 of the Charter.

3.2	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

3.3
Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.

3.4
Payment of Expenses.  The parties hereto agree to pay or reimburse each of the Credit Parties for all reasonable expenses in connection with the preparation, execution and carrying out of this Agreement and any other document in connection herewith or therewith, including but not limited to, reasonable fees and expenses of any counsel whom the Credit Parties may deem necessary or appropriate to retain, any duties, registration fees and other charges and all other reasonable out-of-pocket expenses incurred by any of the Credit Parties in connection with the foregoing.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties hereto have caused this First Amendatory Agreement to be executed as of the date first above written.

RUSHMORE SHIPPING LLC, as Owners By: /s/ A F. Spouselee /s/ Asandro Danaerde Name: A F. Spouselee Asandro Danaerde Title: Director	BEEKMAN SHIPPING CORP., as Charterers By: /s/ Christophil B. Costas Christophil B. Costas Attorney-in-Fact
TBS INTERNATIONAL LIMITED, as Guarantor By: /s/ Christophil B. Costas Christophil B. Costas Attorney-in-Fact

CONSENT

Pursuant to Clause 10.2(k) of the Loan Agreement dated as of January 25, 2007 among Adirondack Shipping LLC and Rushmore Shipping LLC. as Borrowers, the banks and financial institutions named therein as Lenders and DVB Bank America N.V. as Facility Agent and Security Trustee, the Facility Agent, for and on behalf of, and upon the instruction of, the Majority Lenders (as defined in said Loan Agreement), hereby consents and agrees to the foregoing Agreement.

DVB BANK AMERICA N.V.,
as Facility Agent for and on behalf of the Majority Lenders

By: /s/ Daniel C. Rodgers
Daniel C. Rodgers
Attorney-in-Fact